Exhibit 11

                          Viacom Inc. and Subsidiaries
                  Computation of Net Earnings (Loss) Per Share

                                                          Three months       Six months ended
                                                          ended June 30,         June 30,
                                                       -----------------    -------------------
                                                         1999      1998       1999      1998
                                                         ----      ----       ----      ----
                                                       (In millions, except per share amounts)
Earnings (loss):
Earnings (loss) from continuing operations .........   $  59.3   $(267.3)   $ 127.7    $(219.7)
Cumulative convertible perferred stock dividend
  requirement ......................................        --     (15.0)       (.4)     (30.0)
Premium on redemption of preferred stock ...........        --        --      (12.0)        --
                                                       -------   -------    -------    -------
Earnings (loss) from continuing operations
  attributable to common stock .....................      59.3    (282.3)     115.3     (249.7)
Loss from discontinued operations, net of tax ......        --     (13.4)        --      (59.6)
Extraordinary loss, net of tax .....................        --        --      (23.5)        --
                                                       -------   -------    -------    -------
Net earnings (loss) ................................   $  59.3   $(295.7)   $  91.8    $(309.3)
                                                       =======   =======    =======    =======

Basic computation:
Shares:
Weighted average number of common shares ...........     690.6     713.2      693.4      711.8

Net earnings (loss) per common share:
Earnings (loss) from continuing operations .........   $   .09   $  (.40)   $   .17    $  (.35)
Loss from discontinued operations, net of tax ......        --      (.01)        --       (.08)
Extraordinary loss, net of tax .....................        --        --       (.04)        --
                                                       -------   -------    -------    -------
Net earnings (loss) ................................   $   .09   $  (.41)   $   .13    $  (.43)
                                                       =======   =======    =======    =======

Dluted computation:
Shares:
Weighted average number of common shares (basic) ...     690.6     713.2      693.4      711.8
   Common shares potentially issuable in
     connection with stock options and warrants (1)       14.4        --       14.7         --
                                                       -------   -------    -------    -------

Weighted average number of common shares
  (diluted) ........................................     705.0     713.2      708.1      711.8

Net earnings (loss) per common share:
Earnings (loss) from continuing operations .........   $   .08   $  (.40)   $   .16    $  (.35)
Loss from discontinued operations, net of tax ......        --      (.01)        --       (.08)
Extraordinary loss, net of tax .....................        --        --       (.03)        --
                                                       -------   -------    -------    -------
Net earnings (loss) ................................   $   .08   $  (.41)   $   .13    $  (.43)
                                                       =======   =======    =======    =======

(1) For the three and six months ended June 30, 1998, the assumed exercise of stock options had an anti-dilutive effect on earnings per share, and therefore was excluded from the diluted earnings per share calculation.